Press Release

EP Global Communications, Inc Closes $3.0 Million Stock Purchase Agreement

Johnstown , PA .--(BUSINESS WIRE)—September 28, 2005—EP Global Communications (OTC BB: EPGL.OB), announced today that it has closed on a stock purchase agreement that will be worth $3.0 million in total. The Company received an initial investment upon closing and will receive the balance in two additional tra u nches spread out over several months.   EP Global Communications uses a multi-media approach to provide critical information and emotional support to caregivers and families of people with disabilities and special health care needs and the physicians, allied health care professionals and teachers involved in their care and development.

Joseph M. Valenzano, Jr., CEO & Publisher, stated,   “ This funding will provide us the growth capital to execute our business plan and to explore strategic development opportunities that will create additional revenue and profit streams for the company in both the consumer and professional market segments. ”

About EP Global Communications, Inc

EP Global Communications (http://www.eparent.com) (“Exceptional Parent”) is a 35-year-old publishing and communications company which provides practical advice and emotional support to families of children and adults with disabilities and special health-care needs –as well as the physicians, allied health-care and educational professionals who are involved in their care and development. EP uses a multi-media approach to disseminate information via: its monthly award-winning publication, Exceptional Parent; Web site (www.eparent.com); clinical custom communications projects; the EP Library Bookstore of disability books, videos and tapes; live and On-line interactive CME/CEU accredited Seminars & Teleconferences on a wide range of special needs topics in the chronic long term disabilities and special needs community.

Safe Harbor Statement

Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the timing of projects due to the variability in size, scope and duration of projects, estimates made by management with respect to the Company's critical accounting policies, regulatory delays, clinical study results which lead to reductions or cancellations of projects, and other factors, including general economic conditions and regulatory developments, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

    Robert J. Salluzzo, CPA

    Chief Operating Officer

    814-361-3680

    bsalluzzo@eparent.com